UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  April 1, 2013  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                       0-27182                 25-1624305
                                                     (State or other jurisdiction                    (Commission File            IRS Employer
of incorporation)                                Number)                   Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

Item 2.01  Completion of Acquisition of Assets

Accredited Business Consolidators Corp. (OTCQB:ACDU) acquired 134.6 acres of land on the Bahia (Bay) of Bluefields, Nicaragua.  The property consists of 134.627 acres, or 80.2043 manzanas of land, on the Bahia de Bluefields. The property lines are as follows: (a) North, Bahia de Bluefields with 479.24 meters, (b) South, land of Alfonso Gomes with 759.40, (c) East, Bahie de Bluefields 1083.52 meters, and (d) West, Cano (canal) El Danto with 858.37 meters. The terms of the purchase are $9,842 per acre, for a total purchase price of $1,325,000 United States Currency.  The present owner will finance the sale for a period of ten (10) years via a mortgage note at 6.75% interest compounded annually.  If paid within two years, or refinanced, the owner will waive all interest charges.  ACDU may obtain alternative financing with no penalty for prepayment.  The closing occurred on April 1, 2013, with the seller providing a deed in the name of Accredited Business Consolidators Corp.

The Bay of Bluefields provides direct access to the El Bluff/Bluefields Port and the Caribbean Ocean.   Many imports to Nicaragua arrive at El Bluff and are taken on smaller boats to the El Rama Port for transportation by ground vehicle to Managua. Many of these boats pass near the Accredited property as they travel to the Escondido River.  More information about the property can be learned from the following internet sites:  bluefields.accreditedbiz.com and www.accreditedbiz.net .

The Company will not issue any additional shares in connection with this transaction.  The asset and mortgage debt will appear on Accredited Business Consolidators Corp.'s Second Quarter 2013 10-Q report.

Accredited Business Consolidators Corp. is a diversified holding company focused on undervalued projects. The Company's authorized common shares are 450,000,000. 436,399,566 common shares are outstanding of which 70,546,600 are restricted.  There are 500,000,000 preferred shares, all of which are restricted and owned by My Pleasure Ltd., of the United Kingdom.   This is not an offer to sell securities. Statements made are forward-looking subject to risks and uncertainties. Statements included are made as of the date hereof, and the company undertakes no obligation to update such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   April 1, 2013

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William, Vice President and Chief Operating Officer
          web:  www.accreditedbiz.com www.accreditedbiz.net
         fax:  1-267-371-5168